MADISON FUNDS, ULTRA SERIES FUND,
MADISON STRATEGIC SECTOR PREMIUM FUND AND
MADISON COVERED CALL & EQUITY STRATEGY FUND

BOARD OF TRUSTEES
RESOLUTIONS

APPROVE/RATIFY AMENDMENTS TO FIDELITY BOND

November 8, 2017

RESOLVED, that the fidelity bond (the “Bond”) in the aggregate amount of $5,000,000 covering, among others, officers and employees of the Funds, in accordance with the requirements of Rule 17g-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Funds’ portfolios, the nature of the securities in the portfolios, the number of other parties named as insured parties under the Bond and the nature of the business activities of the other parties; and be it further

RESOLVED, because the premium to be paid under the Bond shall be paid in its entirety by the Funds’ investment adviser, the Boards make no judgment as to its appropriateness; and be it further

RESOLVED, that the Bond be and hereby is approved by vote of a majority of the Trustees (all Trustees voting) and separately by a majority of the Independent Trustees; and be further

RESOLVED, that the Allocation Agreement, in the form submitted at this meeting is hereby approved and renewed for another year; and be it further

RESOLVED, that the appropriate officers of the Funds be, and they hereby are, authorized and directed to prepare, execute, and file such amendments and supplements to the aforesaid Agreement, and to take such other action as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder; and be it further

RESOLVED, that the Secretary of the Funds shall file a copy of such documents with and give such notice to the Securities and Exchange Commission as is required under paragraph (g) of Rule 17g-1 under the 1940 Act.

AMENDED AND RESTATED ALLOCATION AGREEMENT

AGREEMENT dated November 8, 2017 by and between (i) Madison Funds, Ultra Series Fund, Madison Strategic Sector Premium Fund and the Madison Covered Call & Equity Strategy Fund (together, the “Funds”), management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and (ii) Madison Investment Holdings, Inc., Madison Investment Advisors, LLC, Madison Asset Management, LLC, MFD Distributor, LLC, and Hansberger Growth Investors, LP (together, the “Adviser”) (collectively with the Funds, the “Insureds”).

W I T N E S S E T H:

WHEREAS, pursuant to the requirements of Rule 17g-1 under the 1940 Act, the Funds are required to maintain a fidelity bond against larceny and embezzlement covering certain of its officers and employees; and

WHEREAS, Rule 17g-1 provides that when two or more investment companies are managed and/or distributed by the same person or persons, such investment companies may obtain a joint insured bond covering themselves and such person or persons and their affiliates; and

WHEREAS, the Funds are managed by Madison Investment Holdings, Inc. through its wholly controlled subsidiary, Madison Asset Management, LLC; and

WHEREAS, the Insureds have entered into a Joint Insured Bond (the “Bond”); and

WHEREAS, the Insureds desire to provide for: (1) the method by which the amount of coverage provided under the Bond will be determined from time to time, and (2) an equitable and proportionate allocation of any proceeds received under the Bond in the event that two or more of the Insureds suffer loss and consequently are entitled to recover under the Bond.

NOW THEREFORE, it is hereby agreed among the parties hereto as follows:

1.    Amount of Coverage Maintained The amount of the fidelity coverage under the Bond shall at all times be at least equal in the amount to the sum of (i) the total amount of coverage which the Funds would have been required to provide and maintain individually pursuant to the schedule set forth in paragraph (d) of Rule 17g-1 under the 1940 Act had the Funds not been a named Insured under the Bond, and (ii) the amount of each bond which each Insured other than the Funds would have been required to provide and maintain pursuant to federal statutes or regulations had it not been a named insured under the Bond. The amount of fidelity coverage under the Bond shall be approved at least annually by the Boards of Trustees of the Funds, including a majority of those Trustees who are not “interested persons” of the Funds as defined by Section 2(a)(19) of the 1940 Act.

2.    Allocation of Recovery In the event an actual pecuniary loss is suffered by any two or more of the Insureds under circumstances covered by the terms of the Bond, any recovery under the Bond shall be allocated among such Insureds as follows:

(a)     If the total amount of coverage provided under the Bond exceeds or is equal to the amount of the combined total amount of loss suffered by the Insureds suffering loss, then each such Insured shall be entitled to recover the amount of its actual loss.

(b)    If the amount of loss suffered by each Insured suffering loss exceeds its minimum coverage requirements as set forth in Section 1 hereof and the amount of such Insureds’ combined actual losses exceeds the total amount of coverage provided under the Bond, then each such Insured shall be entitled to recover (i) its minimum coverage requirement, and (ii) to the extent there exists any excess coverage, the proportion of such excess coverage which its minimum coverage requirement bears to the amount of the combined minimum coverage requirements of the Insureds suffering actual loss; provided, however, that if the actual loss of any of such Insureds is less than the sum of (i) and (ii) above, then such difference shall be recoverable by the other Insured or Insureds in proportion to their relative minimum coverage requirements.

(c)    If (i) the amount of actual loss suffered by any Insured is less than or equal to its minimum coverage requirement, (ii) the amount of actual loss of another Insured or the other Insureds exceeds its or their minimum coverage requirement or requirements, and (iii) the amount of the combined actual losses of the Insureds exceeds the total amount of coverage provided under the Bond, then any Insured which has suffered an amount of actual loss less than or equal to its minimum coverage requirement shall be entitled to recover its actual loss. If only one other Insured has suffered actual loss, it shall be entitled to recover the remainder of the amount of the coverage under the Bond. If more than one other Insured has suffered actual loss in excess of the remaining coverage, then they shall allocate such remaining amount of coverage in accordance with paragraph (b) of this Section 2.

3.    Allocation of Premium No premium shall be paid under the Bond unless the Boards of Trustees of the Funds, including a majority of those Trustees who are not “interested persons” of the Funds as defined by Section 2(a)(19) of the 1940 Act, shall approve the portion of the premium to be paid by the Funds. The premium payable on the Bond shall be allocated between the Funds and the other Insured as determined by the Boards of Trustees of the Funds.

4.    Amendment This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties.

5.    Filing with the Commission A copy of this Agreement and any amendment thereto shall be filed with the Securities and Exchange Commission within 10 days after the execution thereof to the extent required by Regulation 270.17g-1(g) under the 1940 Act.

6.    Applicable Law This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin.

7.    Limitation of Liability of Trustees and Shareholders A copy of the organizational documents each of the Funds is on file with the Secretary of State of the state of such Funds’ organization, and it is hereby agreed that this Agreement is executed on behalf of the Trustees of the Funds as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers and shareholders of the Funds individually but are binding only upon the assets and property of the Funds.

IN WITNESS WHEREOF, each of the parties has caused this Agreement, as amended and restated, to be executed in its name and behalf by its duly authorized representatives effective as of the date set forth above.

IN WITNESS WHEREOF, each of the parties has caused this Agreement, as amended and restated, to be executed in its name and behalf by its duly authorized representatives effective as of the date set forth above.

THE FUNDS

By: /s/ Holly Baggot
Holly Baggot, Its Secretary

THE ADVISER

By: /s/ Kevin Thompson
Kevin Thompson, Its Chief Legal Officer